Exhibit 10.15

REAL-TIME SETTLEMENT AGREEMENT

This Real-Time Settlement Agreement (“Agreement”) is made and entered, effective as of February 9, 2006 (the “Effective Date”), by and between Applera Corporation (“Applera”), a corporation of the State of Delaware, through its Applied Biosystems Group, having an office at 850 Lincoln Centre Drive, Foster City, California 94404, on the one hand, and Bio-Rad Laboratories, Inc. (“Bio-Rad”), a corporation of the State of California having an office at 1000 Alfred Nobel Drive, Hercules, California 94547, and MJ Research, Inc. (“MJ Research”), having a place of business at 590 Lincoln Street, Waltham, MA  02451, on the other hand (collectively, “the Parties”).

RECITALS

WHEREAS, Applera sued Bio-Rad and MJ Research in Civil File No. 3:04-CV-01881-RNC in the United States District Court for the District of Connecticut;

WHEREAS, Applera on the one hand, and Bio-Rad and MJ Research on the other hand, desire to settle the foregoing litigation, with the Parties entering into a Consent Judgment, attached hereto as Exhibit A;

WHEREAS, as part of the foregoing settlement, Applera on the one hand, and Bio-Rad and MJ Research on the other hand, have agreed to enter into that certain Real-Time Instrument Patent License Agreement, attached hereto as Exhibit B;

WHEREAS the Parties are signatories to a separate agreement (the “Connecticut Settlement Agreement”) entered into of even date herewith that includes a license agreement entitled “Amended and Restated Thermal Cycler Supplier Agreement” and consent judgment effecting the settlement of litigation entitled Applera Corporation, et al. v. MJ Research, Inc. et al., Case No. 3-98-CV-1201 JBA pending in the United States District Court for the District of Connecticut;

WHEREAS, on or before August 18, 2004, Bio-Rad succeeded to the interests of MJ Research and its Affiliates by acquiring MJ Geneworks, Inc., and its subsidiaries including MJ Research; and

WHEREAS Applera and Bio-Rad are signatories to a separate agreement entered into of even date herewith that includes a license agreement and consent judgment effecting the settlement of litigation entitled Bio-Rad Laboratories, Inc. v. Applera Corp. and Applied Biosystems, Case No. C02-5946 JW, pending in the United States District Court for the Northern District of California;

NOW, THEREFORE, in consideration of the promises and the covenants and obligations herein undertaken, the Parties hereto for themselves and their respective Affiliates

Legend:

[**] This material has been omitted pursuant to a request for confidential treatment.  The material has been filed separately with the Commission.

hereby agree as follows:

1.

DEFINITIONS

As used herein with initial capital letters, the following terms shall have the respective meanings set forth below or as otherwise defined in this Agreement:

1.1.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party; where “control” refers to (i) the ownership, directly or indirectly, of the lesser of at least fifty percent (50%) or the highest percentage permitted by applicable law of the voting securities or other ownership interests of a Person (or Party) or (ii) otherwise the ability to direct the management of such Person (or Party).

1.2.

“Bio-Rad Party” or “Bio-Rad Parties” shall mean one or more of Bio-Rad, MJ Research, their respective parents, subsidiaries or affiliates

1.3.

 “Consent Judgment” means the Consent Judgment attached hereto as Exhibit A.

1.4.

 “License Agreement” means that certain “Real-Time Instrument Patent License Agreement” entered into by the Parties of even date herewith, attached hereto as Exhibit B.

1.5.

 “Bio-Rad Accused Instruments” means all instruments set forth in Exhibit C attached hereto, as well as all equivalent or immaterially distinct variants thereof, including without limitation any other instruments that were accused of infringement at any time in this Real-Time Litigation, regardless of the name under which such products were or will be sold and whether or not sold or offered for sale in conjunction with any thermal cycler.

1.6.

 “MJ Research Accused Instruments” means all instruments set forth in Exhibit D attached hereto, as well as all equivalent or immaterially distinct variants thereof, including without limitation any other instruments that were accused of infringement at any time in this Real-Time Litigation, regardless of the name under which such products were or will be sold and whether or not sold or offered for sale in conjunction with any thermal cycler.

1.7.

 “Accused Instruments” refers to the Bio-Rad Accused Instruments and the MJ Research Accused Instruments, collectively.

1.8.

 “Patent-in-Suit” means U.S. Patent No. 6,814,934.

1.9.

 “Related Patents” refers to all of Applera’s United States patents and applications that claim priority from United States application Serial No. 07/695,201 and all Canadian counterparts thereof.

1.10.

 “Real-Time Patents” shall mean the Patent-in-Suit and any Related Patents.

1.11.

 “Real-Time Litigation” shall mean the proceeding entitled Applera Corp. v. Bio-Rad Laboratories, et al., Case No. 3:04-CV-1881 (RNC) pending in the United States District Court for the District of Connecticut (such court, the “District Court”).

1.12.

 “Connecticut Litigation” means Applera Corporation, et al. v. MJ Research, Inc., Case No. 3-98-CV-1201 pending in the United States District Court for the District of Connecticut.

1.13.

 “CE Litigation” means Bio-Rad Laboratories, Inc., v. Applera Corp. and Applied Biosystems, Case No. C02-5946 JW, pending in the United States District Court for the Northern District of California.

1.14.

“Valid Claim” shall mean a claim of a patent or pending application that has not been held invalid or permanently unenforceable by a court from which no appeal has been taken within the time allowed for appeal or from which no appeal can be taken, or has not otherwise finally been held unpatentable by an appropriate patent office or administrative agency.

2.

CONSENT JUDGMENT

2.1.

Consent Judgment.  The Parties for themselves and their respective parents, subsidiaries, affiliates, officers, directors, principals, shareholders, representatives, successors and assigns hereby agree to the Consent Judgment, attached hereto as Exhibit A, including, without limitation, the judgment therein that (i) all the claims of the Patent-in-Suit are valid and enforceable in all respects; and (ii) one or more claims of the Patent-in-Suit are infringed by Bio-Rad’s and MJ Research’s making, using, offering for sale, selling or importing into the United States the Accused Instruments, or otherwise infringing or inducing or contributing to the infringement by others of any claim of the Patent-in-Suit.  The Parties shall within five (5) business days of the Effective Date submit the Consent Judgment to the District Court for entry in the Real-Time Litigation.  Applera shall have the right to rescind this Agreement and the License Agreement if the Consent Judgment is not entered by the District Court without modification, unless any such proposed modification is acceptable to Applera.  The Consent Judgment shall not be admissible in any proceedings outside of the United States or Canada.

2.2.

Subject to Bio-Rad and MJ Research’s compliance with the terms and conditions of this Agreement and the License Agreement, Applera will waive its claims for damages for past infringement of the Patents-in-Suit by Bio-Rad and MJ Research that occurred prior to       [**]

3.

LICENSE

3.1.

License Agreement.  As part of this Agreement, and in reliance upon Bio-Rad’s and MJ Research’s representations, warranties and covenants herein, the Parties have entered into the License Agreement attached hereto as Exhibit B.  For the avoidance of doubt, Applera’s entering into the License Agreement with Bio-Rad and MJ Research is predicated upon and in reliance upon Bio-Rad’s and MJ Research's representations, warranties and covenants herein.  Except as expressly provided under the License Agreement, neither Bio-Rad nor MJ Research shall have any license under the Real-Time Patents to make, use, sell, offer for sale or import the Accused Instruments and other products that infringe the Patent-in-Suit and Related Patents.  The Bio-Rad Parties hereby acknowledge and agree that the License Agreement is personal in nature, and that, except as set forth in the License Agreement, MJ Research’s and Bio-Rad’s rights and obligations under the License Agreement are non-delegable and non-assignable and that such agreements cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in section 365(c)(1) of the Bankruptcy Code or any similar provisions of state or federal law.

3.2.

Cross Default; Remedies for Material Breach.  The Parties expressly acknowledge and agree that any material breach of the License Agreement, including, without limitation, failure to pay royalties and other payments due thereunder (subject to the cure provisions set forth therein) shall constitute a breach of this Agreement and conversely, any material breach of this Agreement shall constitute a material breach of the License Agreement.  Without limiting Applera’s legal or equitable remedies, upon any such material breach, Applera shall have the right to immediate enforcement of the Consent Judgment (including, without limitation, any injunctive relief therein). Without limiting the foregoing or any of Applera’s other legal or equitable remedies, Applera shall also have the right of rescission of this Agreement and/or the License Agreement in the event that any payment that is required to be paid to Applera within three (3) business days after the Signing Date (as defined in the License Agreement) under the License Agreement is not paid in full upon such date.

4.

RELEASE

4.1.

Bio-Rad and MJ Research Release of Claims.  Bio-Rad and MJ Research, for themselves and for the other Bio-Rad Parties: (i) represent and warrant that none of them are participating in litigation involving (or asserting claims against) Applera, Applera’s affiliates, or Applera’s intellectual property rights, other than the Real-Time Litigation and such other proceedings specifically identified in Exhibit E hereto; and (ii) do hereby fully release, acquit and forever discharge Applera and each of its parents, subsidiaries, affiliates (including, without limitation, Affiliates) and all of its officers, directors, principals, shareholders, representatives, agents, successors and assigns from any and all claims, causes of action, charges, grievances, obligations, rights, demands, debts, damages, costs, losses, liabilities of any nature, whether known or unknown, arising anytime prior to the Effective Date of this Agreement: (A) relating to the Real-Time Patents (including, without limitation, their enforcement, alleged unenforceability, misuse or invalidity of any claims based upon or asserting violations of antitrust or unfair competition law); or (B) that were (or of the type that were) asserted in, or that could have been asserted in, or relating to the allegations in or arising from any of the legal proceedings referenced in this Agreement (including, without limitation, the proceedings identified in Exhibit E hereto) including, without limitation, any claims based upon or asserting violations of antitrust law or unfair competition law; provided, however, that nothing herein shall be construed to release Applera from any future obligations under this Agreement.  Bio-Rad and MJ Research for themselves and the other Bio-Rad Parties hereby further acknowledges that each of them expressly waives any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, including, without limitation, California Civil Code section 1542, which provides that a release does not extend to claims that a party does not know or suspect to exist in such party’s favor at the time of executing the release, which if known by such party may have materially affected such party’s settlement.  Notwithstanding the foregoing, the release, acquittal and discharge set forth in this Section 4.1 does not apply to the following (i) those pending European and Japanese proceedings, and all non-US and non-Canadian applications and patents (which patents and patent applications claim a real-time thermal cycler apparatus as an invention) owned by Applera claiming priority from US 07/695,201 ; (ii) proceedings that are settled pursuant to the Connecticut Settlement Agreement; or (iii) the CE Litigation (as defined on Exhibit E) which is the subject of a separate settlement agreement that is referenced in the Recitals hereto (collectively, the “Preserved Claims”).

4.2.

Dismissal With Prejudice.  Without limiting Section 4.1 above, Bio-Rad and MJ Research for themselves and their parents, subsidiaries, affiliates and all of their officers, directors, principals, shareholders, representatives, successors and assigns agree (i) not to assert, file, pursue or cooperate in the assertion, filing or pursuit by anyone else of any claims or causes of action against or adverse to Applera (or entities that as of the Effective Date are Affiliates of Applera) arising from any acts, facts or circumstances existing or of the same nature as such acts, facts or circumstances existing as of or prior to the Effective Date and which in any way arise from or relate to any of the following: the Real-Time Patents or real-time PCR technology owned, or known (now or in future) by Bio-Rad, MJ Research or their Affiliates to be licensed or controlled by Applera, the patenting or licensing of Applera’s technology or intellectual property rights and the circumstances attendant thereto or the subject matters of the litigations or proceeding referenced herein; except, however, that the foregoing obligation in this part (i) of Section 4.2 shall not apply (A) to oppositions filed after the Effective Date by Bio-Rad, MJ Research or their Affiliates with respect to patents that are not now or in future licensed (or sublicensed) by Applera to Bio-Rad; or (B) to the following patents (as set forth in parts (1) through (3) below) provided that Applera brings an infringement action or delivers a written notice (in a manner that would give Bio-Rad or MJ Research jurisdiction to seek declaratory judgment, whether in the United States or abroad, of noninfringement) to Bio-Rad or MJ Research asserting that Bio-Rad or MJ Research infringes such patents: (1) those patents that are not now or in future licensed (or sublicensed) by Applera to Bio-Rad;

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from

contesting the validity or enforceability of those particular Added Real-Time Rights that fulfill both of the following conditions: (A) such Added Real-Time Rights are not within the Territory (as defined in the License

Agreement); and (B) such Added Real-Time Rights are not specifically enumerated or identified (whether by patent number, application number, serial number or publication number) in the definition set forth in the License Agreement of Added Real-Time Rights or Optics Improvement Patents; (ii) to dismiss with prejudice any claims or causes asserted heretofore by any of Bio-Rad and MJ Research against Applera within the scope of the waiver and release set forth in Section 4.1 herein; and (iii) to use their best efforts to cause to be dismissed or terminated with prejudice any claims or causes of action asserted (with the assistance, participation or cooperation of any of Bio-Rad and MJ Research) by third parties against Applera.  For the avoidance of doubt, Section 4.2 shall not apply to the Preserved Claims, except as otherwise provided by (and without limiting) (X) the separate settlement agreement for the CE Litigation that is referenced in the Recitals hereto or (Y) the Connecticut Settlement Agreement.  Notwithstanding Section 4.2(i), in the event Applera brings a suit under the License Agreement (or other license agreement entered into between the Parties) or otherwise threatens to terminate (in a manner giving Bio-Rad and MJ Research declaratory judgment jurisdiction whether in the United States or abroad) the License Agreement in both cases because Bio-Rad or MJ Research have failed to pay royalties for a given product other than Covered Products (as defined in the License Agreement) for which Applera asserts royalties are due under the License Agreement (or other license agreement entered into between the Parties), then in such contract action (whether initiated by Applera or as a declaratory judgment action by Bio-Rad or MJ Research) under the License Agreement (or such other license agreement) Bio-Rad and MJ Research shall have the right to assert as a defense that such product (other than a Covered Product) does not infringe the patent asserted under the License Agreement or other license agreement

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                with respect to any such patent that is licensed pursuant to the License Agreement (or such other license agreement).

Notwithstanding anything in this Section 4.2 or in the Connecticut Settlement Agreement to the contrary:

Bio-Rad and MJ Research for themselves and for the other Bio-Rad Parties hereby fully release, acquit and forever discharge and covenant not to sue Applera and each of its parents, subsidiaries, Affiliates (which entities were parents, subsidiaries or Affiliates as of the Effective Date) and their respective officers, directors, principals, shareholders, representatives, agents, successors and assigns from any and all claims, causes of action, charges, grievances, obligations, rights, demands, debts, damages, costs, losses, liabilities of any nature, whether known or unknown, relating to or arising from infringement of intellectual property rights owned or controlled by Bio-Rad, MJ Research and their Affiliates, by Applera, its Affiliates (existing as of the Effective Date) and the customers of Applera and its Affiliates, both prior to the Effective Date and after the Effective Date.  Notwithstanding the foregoing, the above release and covenant not to sue under of any intellectual property owned or controlled by Bio-Rad, MJ Research or their Affiliates  with respect to infringing activities after the Effective Date is limited to infringing activities by Applera, its Affiliates and customers arising from the making, having made, using, selling, offering for sale or importing of products (that are the same as or immaterially distinct variants of the products sold, as of the Effective Date, by Applera or its Affiliates), methods and services, which methods or services were practiced or provided as of the Effective Date, covered by patents or patent applications that

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The

foregoing release and covenant not to sue the customers of Applera or its Affiliates is limited to infringement resulting from such customers’ use of products or services purchased from Applera or its Affiliates.  As used in this paragraph, the term “control” or “controlled” means in-licensed by Bio-Rad, MJ Research or their Affiliates.

4.3.

     [**]     .  Bio-Rad and MJ Research for themselves and the other Bio-Rad Parties covenant that they will not

                               [**]

in any domestic proceeding, including, without limitation, any proceeding in any court or tribunal or in or before the U.S. Patent and Trademark Office or any other country in which the Real-Time Patents are licensed pursuant to the License Agreement, without regard to the identity of any product accused of infringing one or more Real-Time Patents made, used, or sold by Bio-Rad or MJ Research or any of their parents, subsidiaries, affiliates, assigns, successors or those who act for or in concert with any of them at any time during the life of the Real-Time Patents;

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as a result of the making, using, selling, offering for sale, or importing of any Accused Instruments;

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4.4.

Termination or Rescission of Agreement.  Without limiting any of the

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4.5.

Grant of ‘435 Patent License to Applera.  In consideration of, among other things, Applera’s agreement to withdraw from its opposition to European Patent No. EP 1 202 805, and without limiting Section 4.2, Bio-Rad and MJ Research hereby grant to Applera and its Affiliates a worldwide, nonexclusive, irrevocable license under the Bio-Rad Lid Patents to make, have made, use, sell, offer for sale and import products, methods and services covered by the Bio-Rad Lid Patents.  As used herein, the term “Bio-Rad Lid Patents” shall mean United States Patent No. 6,337,435 B1 and parent patents or patent applications thereof, all patents and patent applications claiming priority from any of the foregoing and all foreign counterparts of any of the foregoing.  Within       [**]            following the Applera fiscal quarter in which such sale occurs, Applera shall pay Bio-Rad a royalty equal to              [**]              multiplied by the quantity sold by Applera or its Affiliates of such products covered by a Valid Claim of the Bio-Rad Lid Patents.  The foregoing license and royalty obligation shall continue until the date of the last to expire of the Valid Claims within the definition of Bio-Rad Lid Patents.  In addition,                                                                                                [**]            following the Applera fiscal quarter in which the first commercial sale by Applera or its Affiliates of a product covered by a Valid Claim of the Bio-Rad Lid Patents, Applera shall pay Bio-Rad a one-time, non-refundable issuance fee of                                                                  [**]      (the “Issuance Fee”)

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Applera represents and warrants that as of the Effective Date

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The sole remedy for any other breach by Applera of the foregoing license under the Bio-Rad Lid Patents shall be that Applera shall be liable for unpaid royalties due pursuant to this Section 4.5 and Bio-Rad’s reasonable, out-of-pocket attorney’s fees incurred in any litigation to enforce Applera’s obligations under this Section 4.5.  In the event Bio-Rad becomes aware of any such breach by Applera under this Section 4.5 it shall deliver written notice of the same to Applera and provide Applera thirty (30) days in which to effect a cure of such breach prior to commencing such enforcement proceedings under this Section 4.5.

Applera shall keep, and shall require its pertinent Affiliates and distributors to keep, full, true and accurate records containing all particulars necessary to show the amount payable to Bio-Rad under this Agreement and to demonstrate Applera’s (and its Affiliates and distributors’) compliance with its obligations under Section 4.5 of this Agreement.  Such records and the supporting data shall be open at all reasonable times, for                [**]                 the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accounting firm retained by Bio-Rad.  Such accounting firm will hold such records and supporting data in strict confidence, except as necessary to consult with and report to Bio-Rad and Applera on Applera’s compliance with this Agreement.  If in dispute, such records shall be kept until the later of         [**]        or the date the dispute is settled.  Inspection shall be at Bio-Rad’s expense, unless the inspector concludes that the amount payable that is stated in a report is understated by           [**]           or more, in which case expenses shall be paid by Applera.

Until                                                                                                               [**]                                                    , Applera shall provide one annual report (within forty-five days following each Applera fiscal year) to Bio-Rad                          [**]                                        .  Following                           [**]                       , on a quarterly basis, within                                             [**]      the end of each Applera fiscal quarter deliver to Bio-Rad a true and accurate royalty accounting report.  This report shall be on a U.S. and rest-of-world basis and shall detail Applera’s sales of such products covered by the Bio-Rad Lid Patents during the preceding three (3) calendar months as are pertinent to accounting under this Section 4.5.  The correctness and completeness of each report shall be attested to in writing by the responsible financial officer of Applera or by Applera’s external auditor.  In the event that no royalty is due for a given quarter, then the royalty accounting report shall so state.  Simultaneously with the delivery of each royalty accounting report, Applera shall pay to Bio-Rad the monies then due under this Section 4.5 for the period covered by the report.

5.

GENERAL

5.1.

Entire Agreement.  This Agreement, together with the Consent Judgment and the License Agreement, constitutes the entire agreement between the Parties as to the subject matter hereof, and supersedes all prior negotiations, representations, agreements and understandings.  Concurrently with this Agreement, the Parties have also entered into separate agreements to bring about a settlement of the Connecticut Litigation and the CE Litigation, respectively.  This Agreement may be modified or amended only by written agreement, executed by the authorized representatives of each of the Parties.

5.2.

Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Applera:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, California, U.S.A. 94404

Attention:  Director of Licensing

Fax No. (650) 638-6071

If to Bio-Rad:

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, CA  94547

Attention:  General Counsel

Fax No. (510) 741-5815

If to MJ Research:

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, CA  94547

Attention:  General Counsel

ax No. (510) 741-5815

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith.  Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by telecopier on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.

5.3.

Certain Representations of the Parties.  Each Party hereto represents that: (i) such Party has been fully advised by counsel in connection with the negotiation and execution of this Agreement; (ii) each has the corporate power and authority, and the legal right, to make, execute, deliver and perform this Agreement; (iii) no consent or authorization or, filing with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, (iv) the execution, delivery and performance of this Agreement will not violate any requirement of law or any contractual obligation of such Party and will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues pursuant to any requirement of law or any such contractual obligation (other than the liens created by this Agreement) and (v) this Agreement constitutes a legal, valid and binding obligation of each Party, enforceable against each such Party, its affiliates, successors and assigns in accordance with its terms.

5.4.

Governing Law and Venue.  This Agreement, its construction, performance and enforcement shall be governed by the laws of the State of California without regard to any choice of law provisions.  All claims or disputes arising under or with respect to this Agreement, or with respect to the interpretation, performance, enforcement, or breach of this Agreement, shall be resolved in the District Court, which shall have exclusive jurisdiction for all such claims or disputes.  If for any reason the District Court or other court with jurisdiction holds that the District Court lacks jurisdiction to adjudicate any such claim or dispute, the Parties agree that the exclusive jurisdiction and venue for resolving such claim or dispute shall reside in the courts of the State of California, the courts of the United States in the Northern District of California, and appellate courts from any thereof.  Each Party consents that any such action or proceeding may be brought in such courts and waives any objection or defense (including, without limitation any defense of inconvenient forum) that it may now or hereafter have to the venue of any such action or proceeding in any such court.

5.5.

Service of Process.  Without limiting the right to effect service of process in any other manner permitted by law, service of process in any such action or proceeding arising under or with respect to this Agreement, or with respect to the interpretation, performance, enforcement, or breach of this Agreement may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address referred to in Article 5 hereof.

5.6.

Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

5.7.

Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense.  The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  Each Party hereto and its counsel have participated fully in the review and negotiation of this Agreement.  Both Parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party.

5.8.

Waiver.  The waiver by either Party hereto of any right hereunder shall not be deemed a waiver of any other right hereunder.   Temporary waiver or forbearance hereunder shall not constitute permanent waiver.

5.9.

Execution in Counterparts.  This Agreement may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.10.

No Third Party Beneficiary.  The representations, warranties, covenants, rights and obligations set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any third parties.

5.11.

Assignment.

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5.12.

Legal Costs.  The Parties agree that.

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5.13.

Nondisclosure Obligation.  Each Party shall forever maintain the confidentiality of this Agreement and all exhibits hereto and shall not disclose the terms hereof or the subject matter of any negotiations with Applera preceding this Agreement; provided, however, that nothing herein shall restrict a Party’s disclosure of such information subject to a nondisclosure agreement with such parties that is consistent with the nondisclosure obligations of this Agreement to (i) its officers, directors, shareholders, attorneys, auditors or accountants; (ii) its lenders or prospective lenders; and (iii) prospective investors or investment advisors.  Bio-Rad and MJ Research shall provide prompt written notification to Applera of any disclosure of this Agreement or any exhibits hereto in accordance with the preceding sentence.  Each Party shall also have the right to disclose solely such information as may be required by court order or subpoena or order of other regulatory authority with applicable jurisdiction; provided, however, that the Party proposing to make such disclosure shall provide prompt, prior written notification of the same to the other Party and provide the other Party the opportunity to seek a protective order or other injunctive relief to limit, or protect the confidentiality of, such disclosure.  The Parties further shall use their best efforts to file this Agreement and all exhibits hereto under seal with the District Court and shall not file this Agreement or any exhibits hereto without the protection of a seal unless Applera consents to such filing in writing.  Either Party may make any public or private disclosure that it has determined based upon the advice of its legal counsel is required by applicable law or stock exchange rules (in which case such party will provide advance notice to the other party to the extent reasonably practical under the circumstances).  In the event of litigation between Applera on the one hand and one or more of Bio-Rad and MJ Research on the other hand, each Party shall have the right to offer this Agreement for use in prosecuting or defending such litigation; provided, however, that to the extent reasonably possible the producing Party shall seek to have the Agreement be filed under seal or for in camera inspection.  Applera shall also have the right to disclose this Agreement and the terms hereof (i) to prospective licensees under confidentiality agreement; and (ii) in prosecuting or defending litigation involving third parties provided, however, that to the extent reasonably possible Applera shall seek to have the Agreement be filed in such litigation under seal or for in camera inspection.  Notwithstanding anything herein to the contrary,

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The Parties agree to jointly draft and issue a mutually acceptable press release announcing this Agreement, substantially in the form of Exhibit F hereto, promptly after this Agreement has been fully executed; such acceptance to be in writing and not to be unreasonably withheld.  Except as provided above, neither Party shall issue a press release concerning this Agreement or the terms hereof.

/ / /

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized representatives, effective as of the Effective Date.

	APPLERA CORPORATION, THROUGH ITS APPLIED BIOSYSTEMS GROUP		BIO-RAD LABORATORIES, INC.

By:	/s/ Catherine M. Burzik Name: Catherine M. Burzik	By:	/s/ Norman Schwartz Name: Norman Schwartz
	Title: President		Title: President

	Date: February 9, 2006		Date: February 9, 2006

MJ RESEARCH, INC.

By:	/s/ Norman Schwartz Name: Norman Schwartz
Title: President

Date: February 9, 2006